Exhibit 21
SUBSIDIARIES OF INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC

Name under which Subsidiary does Business	Jurisdiction of Incorporation
Invesco Commercial Real Estate Finance Trust Investments GP, LLC	Delaware
Invesco Commercial Real Estate Finance Investments, LP	Delaware
INCREF Borrower, LLC	Delaware
Invesco Commercial Real Estate Finance Trust Securities, LLC	Delaware
INCREF Investments CB Seller, LLC	Delaware
INCREF Investments MS Seller, LLC	Delaware
INCREF Investments MS Pledgor, LLC	Delaware
INCREF Investments BMO Seller, LLC	Delaware
INCREF Investments BMO Pledgor, LLC	Delaware
INCREF Investments WF Pledgor, LLC	Delaware
INCREF Investments WF Seller, LLC	Delaware